UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)
April 27, 2011
____________________________

IMPERIAL RESOURCES, INC.
(Exact name of registrant as specified in charter)

NEVADA
(State or other Jurisdiction of Incorporation or Organization)

333-152160	106 East 6th Street, Suite 900 Austin, Texas 78701	83-0512922
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(512) 322-5740
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On  April 27, 2011, Imperial Oil & Gas, Inc., a Delaware corporation and a wholly owned subsidiary of Imperial Resources, Inc., entered into a Purchase and Sale Agreement with Legion Land & Exploration Corporation  (“Legion”) to purchase approximately 41 acres of land, a related salt water disposal facility consisting of surface equipment, and a wellbore and associated permits, located in Wise County, Texas.  The total purchase price of $500,000 is made through a $50,000 signing payment, plus the execution of a Convertible Promissory Note (the “Note”) totaling $450,000, to Legion.

The note is repayable monthly at $9,529.59 for fifty four months at a 6% fixed interest rate, commencing on June 1, 2011.  The outstanding principal balance plus any accrued interest under the Note is convertible into common shares six months after execution of the agreement upon the option of the Holder.  The Note is convertible into the number of shares equal to the balance of the principal and interest being converted divided by a 15% discount to the daily volume weighted average price  per share for the ten business days prior to the date of the conversion notice.

Item 7.01  Regulation FD Disclosure

On April 28, 2011, Imperial Resources issued the press release attached hereto as Exhibit 99.1 announcing the agreement to Purchase 100% of Key Salt Water Disposal Facility. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01  Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 28, 2011*

* The Exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Imperial Resources, Inc. (Registrant)

Date: April 28, 2011	By:	/s/Robert Durbin
Name: Robert Durbin
Title: Chief Executive Officer